SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2004

RICHARDSON ELECTRONICS, LTD

(Exact Name of Registrant as Specified in Charter)

Delaware	0-12906	36-2096643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, La Fox, IL	60147-0393
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (630) 208-2200

Item 9. Regulation FD Disclosure

For Immediate Release

For Details Contact:

Ed Richardson                                                  Dario Sacomani

Chairman and Chief Executive Officer          Senior Vice President and

Richardson Electronics, Ltd.                          Chief Financial Officer

Phone:  (630) 208-2340                                     Richardson Electronics, Ltd.

E-mail:  info@rell.com

Richardson Reports Record Fiscal Third Quarter Sales of $127 Million, up 7.9% from the Prior Year

LaFox, IL, Tuesday March 23, 2004:  Richardson Electronics, Ltd. (NASDAQ: RELL) today reported results for the third quarter of fiscal 2004, which ended February 28, 2004. Sales in the third quarter of fiscal 2004 were $127.3 million, an increase of 7.9% from the third quarter of fiscal 2003, which marked a record fiscal third quarter sales level for the Company. Net income was $1.0 million, or $0.07 per share, in the quarter compared to a net loss $0.1 million, or $0.01 per share, in the same quarter last year.

The Company recorded its seventh consecutive quarter of year over year sales growth. Sales in the Industrial Power Group increased 17.7% over the prior year period as strong demand continued for both power components and tube products. RF/Wireless Communications sales grew 8.7% primarily due to increased demand for network access, passive and interconnect products, particularly in Asia/Pacific. Sales in the Security Systems Division were up 8.9% over the prior year period led by strong growth in the United States and continued increases in Canada. Display Systems Group sales declined 6.8% mostly due to the timing of project-based business for custom displays.

For the quarter, the Company increased sales in all four geographic areas over the third quarter of fiscal 2003. Sales in Asia/Pacific and Europe grew 26% and 10%, respectively, as strong demand continued for wireless and industrial power products in both areas. The Company's sales in Latin America and North America were up 8.6% and 2.3%, respectively, primarily due to increased demand for security system products in both of these geographic areas.

For the nine-month period ended February 28, 2004, sales increased 8.4% from the prior year period to $374.7 million. Net income was $3.6 million, or $0.25 per share, in the nine months compared to $1.1 million, or $0.08 per share in the comparable period a year ago, before the cumulative effect of accounting change which affected the prior year period as noted in the financial tables at the end of this release.

"Through the first nine months of fiscal 2004, sales from all of our business units and geographic areas have increased over the prior year, providing solid sales and earnings growth momentum," said Edward J. Richardson, Chairman of the Board and Chief Executive Officer. "Bookings and backlog have continued to strengthen throughout this fiscal year and we believe will continue to provide opportunities for global growth driven by our engineered solutions strategy."

On Wednesday, March 24, 2004 at 9:00 a.m. CST, Mr. Edward J. Richardson, Chairman and Chief Executive Officer will host a conference call to discuss the release. A question and answer session will be included as part of the call's agenda. To listen to the call, please dial 800-230-1059 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on March 24, 2004 through June 24, 2004. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 723383.

This release includes certain "forward-looking" statements as defined by the SEC. Statements in this press release regarding the Company's business which are not historical facts represent "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's registration statement on Form S-1 filed with the SEC on March 12, 2004. The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd. Consolidated Condensed Statements of Operations Nine Months Ended February 28, 2004 (in thousands, except per share amounts, unaudited)
	Three Months		Nine Months
	FY 2004	FY 2003	FY 2004	FY 2003
Net sales	$ 127,338	$ 118,010	$ 374,695	$ 345,582
Cost of products sold	95,802	89,808	283,102	261,313
Gross margin	31,536	28,202	91,593	84,269
Selling, general and administrative expense	27,101	25,451	78,441	74,155
Operating income	4,435	2,751	13,152	10,114
Other expenses, net	2,942	2,858	7,934	8,147
Income before income tax and cumulative effect of accounting change	1,493	(107)	5,218	1,967
Income tax	493	(5)	1,621	825
Income before cumulative effect of accounting change	1,000	(102)	3,597	1,142
Cumulative effect of accounting change, net of tax (Note 1)	-	-	-	(17,862)
Net income (loss)	$ 1,000	$ (102)	$ 3,597	$ (16,720)
Income (loss) per share - basic: Income per share before cumulative effect of accounting change	$ .07	$ (.01)	$ .26	$ .08
Cumulative effect of accounting change, net of tax	-	-	-	(1.30)
Net income (loss) per share	$ .07	$ (.01)	$ .26	$ (1.22)
Average shares outstanding	14,102	13,759	14,002	13,742
Income (loss) per share - diluted: Income per share before cumulative effect of accounting change	$ .07	$ (.01)	$ .25	$ .08
Cumulative effect of accounting change, net of tax	-	-	-	(1.28)
Net income (loss) per share	$ .07	$ (.01)	$ .25	$ (1.20)
Average shares outstanding	14,560	13,759	14,374	13,989
Dividends per common share	$ .04	$ .04	$ .12	$ .12

Notes:

  Effective June 1, 2002, the Company adopted SFAS 142, "Goodwill and Other intangible Assets" and as result recorded a cumulative effect adjustment of $17,862, net of taxes of $3,725 to write-off impaired goodwill.

Richardson Electronics, Ltd. Sales and Gross Margin Third Quarter Fiscal 2004, Ended February 28, 2004 (in thousands, unaudited)
By Business Unit:	Sales			Gross Margin
	FY 2004	FY 2003	% Change	FY 2004	GM% of Sales	FY 2003	GM% of Sales
Third Quarter RFWC IPG SSD DSG Other	$ 55,973 27,514 25,260 16,813 1,778	$ 51,499 23,371 23,205 18,047 1,888	8.7% 17.7% 8.9% -6.8%	$ 13,162 8,383 6,394 4,146 (549)	23.5% 30.5% 25.3% 24.7%	$ 11,293 7,156 5,859 4,381 (487)	21.9% 30.6% 25.2% 24.3%
Total	$127,338	$118,010	7.9%	$ 31,536	24.8%	$ 28,202	23.9%
Fiscal Year To Date RFWC IPG SSD DSG Other	$163,493 81,232 76,541 47,756 5,673	$152,377 71,149 69,601 46,169 6,286	7.3% 14.2% 10.0% 3.4%	$ 37,190 24,730 19,419 12,132 (1,878)	22.7% 30.4% 25.4% 25.4%	$ 34,079 22,236 17,306 11,977 (1,329)	22.4% 31.3% 24.9% 25.9%
Total	$374,695	$345,582	8.4%	$ 91,593	24.4%	$ 84,269	24.4%

By Area:	Sales			Gross Margin
	FY 2004	FY 2003	% Change	FY 2004	GM% of Sales	FY 2003	GM% of Sales
Third Quarter North America Europe Asia/Pacific Latin America Corporate	$ 68,423 29,163 23,630 5,429 693	$ 66,873 26,521 18,759 4,997 860	2.3% 10.0% 26.0% 8.6%	$ 17,712 8,519 5,640 1,244 (1,579)	25.9% 29.2% 23.9% 22.9%	$ 17,243 7,374 4,397 1,263 (2,075)	25.8% 27.8% 23.4% 25.3%
Total	$ 127,338	$118,010	7.9%	$ 31,536	24.8%	$ 28,202	23.9%
Fiscal Year To Date North America Europe Asia/Pacific Latin America Corporate	$ 199,556 86,105 71,120 15,106 2,808	$ 196,041 75,453 56,690 15,033 2,365	1.8% 14.1% 25.5% 0.5%	$ 52,332 24,905 16,227 3,545 (5,416)	26.2% 28.9% 22.8% 23.5%	$ 51,230 20,708 13,200 4,054 (4,923)	26.1% 27.4% 23.3% 27.0%
Total	$ 374,695	$ 345,582	8.4%	$ 91,593	24.4%	$ 84,269	24.4%

    Note: Fiscal 2003 data has been reclassified to conform with the current presentation.
            Europe includes Sales and Gross margins to Middle East and Africa.
            Corporate consists of Freight and non-area specific Sales and Gross Margin.

Richardson Electronics, Ltd. Consolidated Condensed Balance Sheets (in thousands)
	(unaudited) February 28, 2004	May 31, 2003
ASSETS
Current assets:
Cash and equivalents	$ 19,727	$ 16,874
Accounts receivable, net	96,302	85,355
Inventories	93,207	95,896
Other	24,557	26,320
Total current assets	233,793	224,445

Property, plant and equipment, net	30,747	31,088
Goodwill and intangible assets	5,891	6,129
Other assets	4,705	3,269
Total assets	$ 275,136	$ 264,931

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 30,724	$ 23,660
Other accrued liabilities	21,760	17,467
Total current liabilities	52,484	41,127

Long-term debt	131,305	138,396
Other liabilities	8,409	10,318
Total liabilities	192,198	189,841

Stockholders' equity	82,938	75,090
Total liabilities and equity	$ 275,136	$ 264,931
Note: May 31, 2003, data has been reclassified to conform with the current presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD

Dated: March 25, 2004	By:	/s/ DARIO SACOMANI
	Name:	Dario Sacomani
	Title:	Senior Vice President and Chief Financial Officer